Exhibit 10.1

AMENDED AND RESTATED MARK B. DUNKERLEY EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between MARK B. DUNKERLEY (“EMPLOYEE”) and each of Hawaiian Holdings, Inc. (“HH”) and its wholly owned subsidiary Hawaiian Airlines, Inc. (“HA”); which companies are individually and collectively identified herein as the “COMPANY”).

The parties hereto desire to amend and restate that certain employment agreement between and among the Employee, HH and HA, as most recently amended effective May 6, 2010 (the “Prior Agreement”) and replace it in its entirety with this Agreement.  The Company desires to re-establish its right to the continued services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

1.                                       Employment as President and Chief Executive Officer; Service as Director.  The Company does hereby continue to employ the Employee as President and Chief Executive Officer and the Employee does hereby accept and agree to such continued employment.  The Employee’s duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties required of a chief executive officer of a corporation and such other duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company, including but not limited to direct responsibility for and supervision of all aspects of the business and affairs of HH and HA.  The Employee shall report directly to the respective Board of Directors of each of HH and HA, as applicable, for the Employment Period.  No other person or persons will occupy a position or have any authority with respect to the Company that is equal to or greater than the position and authority of the Employee, other than the Board of Directors.  Except for the internal auditor, all other persons who are employed by the Company will report directly or indirectly to Employee, and no other persons will report to the Board of Directors of HH or HA or any member of these Boards of Directors other than Employee.  The Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company, except for reasonable vacations authorized by the respective Board of Directors of HH and HA, as applicable, and reasonable absences because of illness.  Employee shall be eligible for up to four (4) weeks of vacation annually, subject to requirements of operations and as duties may permit provided that unused vacation shall not be accrued and the Company shall not make payment to Employee for unutilized vacation.  Furthermore, the Employee shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.  Effective as of the Renewal Effective Date (as defined in section 2 below) and during the Term, (i) HH shall cause Employee to be appointed to serve as a director of the Board of Directors of HA and (ii) the Board of Directors of HH shall nominate Employee for election to HH’s Board of Directors and HH shall use its good faith efforts to elect Employee to such position.

2.                                       Term of Agreement.  The term of this Agreement (“Term”) shall commence on May 25, 2010 (the “Renewal Effective Date”) and shall continue until November 7, 2013.  The period of time commencing on the Renewal Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of Employee’s employment (“Termination Date”) under this Agreement shall be referred to as the “Employment Period.”  The Company and Employee agree to discuss at least twelve (12) months prior to the expiration date of the Term (unless Employee’s employment has been terminated prior to such date), their respective intentions with respect to any extension of the employment of Employee with the Company beyond the Termination Date.

3.                                       Compensation.

a)                                      Base Salary.  The Company shall pay the Employee, and the Employee agrees to accept from the Company as payment for his services to the Company, a base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as the Employee and the Company shall agree, provided that in no event will such payment be made later than the 409A Limit as defined in Section 22(a) hereof.

b)                                     Performance/Incentive Bonus.  Employee will be eligible to receive an annual performance/incentive bonus (with a pro rata adjustment for any partial year period caused by the Termination Date being other than December 31 of any year, subject to attainment of performance targets) of a target amount of one hundred and twenty-five percent (125%) and a maximum of two hundred percent (200%) of his annual salary.  Employee’s bonus for the 2010 year will be based on the full calendar year (weighted to take into account the portion of the year service was provided under the Prior Agreement and the portion of the year service was provided under this Agreement.).  The bonus plan will be based upon achievement of goals set forth under the 2006 Management Incentive Plan (or its successor plan) and such goals shall be consistent with those set for other executive officers.  Employee and the Company may, but shall have no obligation to, agree that a portion of Employee’s performance/incentive bonus will be paid in shares of common stock of HH valued in a manner agreed upon by the parties.  Any performance/incentive bonus pursuant to this paragraph shall be paid no later than the 409A Limit as defined in Section 22(a) hereof.

c)                                      Prior Equity Awards.  Notwithstanding any provision of this Agreement to the contrary, the vesting (including accelerated vesting) and other terms of all equity awards granted to Employee before the Renewal Effective Date (the “Prior Equity Awards”) shall continue to be governed by the terms of the Prior Agreement and the applicable equity award agreements; provided, however, that any accelerated vesting pursuant to Employee’s termination shall be subject to the Release (as such term is defined herein) provisions of Section 8(f) of this Agreement.

d)                                     401K Plan.  Employee shall be eligible to participate in the Company’s 401(k) retirement plan with employer “match” contributions of 2% of Employee’s Base Salary or such greater percentage as may be generally made available to non-contract employees, in each case to the maximum allowable legal limit.

e)                                      Restricted Stock.

(i)             Type A Restricted Stock.  On the Renewal Effective Date, Employee shall receive a grant of 477,802 shares of restricted stock (the “Type A Restricted

Stock”).  None of the Type A Restricted Stock shall vest unless the Company achieves pre-tax net profits, determined in accordance with U.S. generally accepted accounting principles, of at least an aggregate of one million dollars over any rolling two consecutive Company fiscal quarters in the period commencing with the first full Company fiscal quarter after the grant date and through the last full Company fiscal quarter ending prior to November 7, 2013 (the “Type A Performance Metric”).  Subject to achieving the Type A Performance Metric, and further subject to Employee’s continued employment by the Company through each vesting date, the Type A Restricted Stock will vest as to 12/41 of the covered shares on each of the first three anniversaries of the grant date and as to the final 5/41 of the covered shares on November 7, 2013.  The Type A Restricted Stock will be distributed to Employee on each vesting date.  In the event that the Type A Performance Metric has not been achieved as of any vesting date, that tranche of Type A Restricted Stock shall still be eligible to vest and shall vest on the date, if any, upon which the Company publicly declares its earnings for the first Company fiscal quarter in which the Type A Performance Metric has been fully achieved, so long as such date is not after November 7, 2013, and subject to Employee’s continued employment by the Company through such date.

(ii)          Type A Restricted Stock — Qualifying Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control as defined in Sections 11(a), 11(b) (but substituting 50% for 40% in Sections 11(a) and (b)), 11(c) or 11(d) hereof occurs prior to November 7, 2013 (a “Qualifying Change in Control”) while Employee remains employed by the Company (or within twenty-nine (29) days following Employee’s termination of employment pursuant to Section 7(c) or (d) of the Agreement), any unvested Type A Restricted Stock shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects to the Type A Restricted Stock (an “Equivalent Type A Award”).  In such event, the Type A Performance Metric shall be deemed satisfied and the Type A Restricted Stock shall remain subject to the remaining service-based vesting provisions, subject to accelerated vesting pursuant to Section 8 hereof.  If any Type A Restricted Stock required to be assumed or substituted for an Equivalent Type A Award is not so assumed or substituted, then such Type A Restricted Stock shall become 100% vested upon such Qualifying Change in Control.

(iii)       Type B Restricted Stock. On the Renewal Effective Date, Employee shall receive a grant of 238,901 shares of restricted stock (the “Type B Restricted Stock”).  Subject to Employee’s continued employment by the Company, the Type B Restricted Stock shall vest, if at all (except as provided in subparagraph (e)(iv) below), on each of the following dates: (i) with respect to 12/41 of the Type B Restricted Stock (the “First Tranche”), on the first anniversary of the Renewal Effective Date, but only if the volume weighted average closing price of the common stock of HH equals or exceeds $7.70 per share over any 20 trading day period commencing on the Renewal Effective Date and ending on the first anniversary of the Renewal Effective Date, (ii) with respect to an additional 12/41 of the Type B Restricted Stock (the “Second Tranche”), on the second anniversary of the Renewal Effective Date, but only if the volume weighted average closing price of the common stock of HH equals or exceeds $8.40 per share over any 20 trading day period commencing on the first anniversary of the Renewal Effective Date and ending on the second anniversary of the Renewal Effective Date, (iii) with respect to an additional 12/41 of the Type B Restricted Stock (the “Third Tranche”) on the third anniversary of the Renewal Effective Date but only if the volume weighted average closing price of the common stock of HH equals or exceeds $9.10 per share over any 20 day period commencing on the second anniversary of the Renewal Effective Date and ending on the third anniversary of the Renewal Effective Date, and (iv) with respect to the final 5/41 of the Type B Restricted Stock on November 7, 2013 but only if the volume weighted average closing price of the common stock of HH equals or exceeds $9.10 per share over any 20 day period commencing on the second anniversary of the Renewal Effective Date and ending on November 7, 2013.  In the event that the target price for the First, Second or Third Tranches is not achieved during the first, second or third years, respectively, following the Renewal Effective Date, but is subsequently achieved for a twenty trading day period ending after the first, second or third anniversaries, respectively, of the Renewal Effective Date and prior to November 7, 2013, then subject to Employee’s continued employment with the Company through the end of such twenty day trading period, such tranche shall vest on such date.  Any of the target share prices herein shall be proportionately adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company common stock, or any other increase or decrease in the number of issued shares of Company common stock effected without receipt of consideration by the Company and shall also be equitably adjusted to reflect any split-up, spin-off or other change in the corporate structure of the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

EXAMPLE:  HH Stock trades at a volume weighted average closing price below $7.70 per share until October 7, 2013. It then trades at a volume weighted average closing price of $8.32 per share in the twenty trading day period ending on November 7, 2013.  Employee remains employed with the Company through November 7, 2013.  The First Tranche vests on November 7, 2013.  None of the other Type B Restricted Stock vests because the target prices were not achieved.

(iv)      Type B Restricted Stock — Qualifying Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event a Qualifying Change in Control occurs while Employee is still employed by the Company (or within twenty-nine (29) days following Employee’s termination of employment pursuant to Section 7(c) or (d) of the Agreement), and in which the Company’s stockholders receive per share consideration for Company common stock (the “Per Share Stockholder Consideration”) that equals or exceeds the per share price target of any tranche of Type B Restricted Stock, then all tranches of the Type B Restricted Stock with per share price targets equal to or less than the Per Share Stockholder Consideration shall have their share price target performance condition deemed satisfied, and the per share price target which was applied to the tranche that was eligible to vest on the anniversary of the Renewal Effective Date coinciding with or immediately preceding the date on which the Qualifying Change in Control occurs shall be deemed to be the per share price target for all tranches.  In such event, any unvested Type B Restricted Stock that has satisfied its performance condition or is so deemed to have its performance condition satisfied shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects to the Type B Restricted Stock (an “Equivalent Type B Award”) and shall remain subject to the remaining service-based vesting provisions, subject to accelerated vesting pursuant to Section 8 hereof.  All Type B Restricted Stock with per share price targets which have not been satisfied or are deemed to have been satisfied shall be forfeited.  If any Type B Restricted Stock required to be assumed or substituted for an Equivalent Type B Award is not so assumed or substituted, then such Type B Restricted Stock shall become 100% vested upon such Qualifying Change in Control.

f)                                        The Company shall use its good faith efforts to ensure that a sufficient number of shares remain available for issuance under applicable approved restricted stock plan(s) for the issuance of the Type A and Type B Restricted Stock.  The Company shall use its good faith efforts to register any shares of common stock issuable pursuant to Type A and Type B Restricted Stock on Form S-8 (or any applicable successor form).

g)                                     The Type A and Type B Restricted Stock shall provide that any minimum required tax withholding shall be addressed through a net issuance, whereby that number of shares with a fair market value equal to the minimum required withholding amount shall be retained by the Company in order to offset the Company’s obligation for tax withholding payment costs for Employee’s taxes, unless Employee timely elects in his discretion to make a cash payment to satisfy such tax withholding payment costs.

4.                                       Fringe Benefits.  Employee shall be entitled to participate, at the Company’s expense, in any benefit programs adopted from time to time by the Company for the benefit of its executive employees and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors.  Any reimbursement pursuant to this Section 4 shall be paid as soon as practicable, provided that, to the extent required to comply with Section 409A of the Internal Revenue Code (the “Code”), such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  While he is employed hereunder (unless otherwise noted), the Employee shall be entitled to receive the following benefits:

a)                                      Benefit Plans.  Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

b)                                     Automobile.  The Company shall provide Employee with an automobile allowance of $1000 per month.

c)                                      Travel Benefits.  Employee and Employee’s spouse or domestic partner shall be entitled to travel benefits on Company flights (but not charter flights) at the P1A/F1 category.  Employee’s eligible dependents, if any, shall be entitled to travel benefits on Company flights (but not charter flights) at the P1A/F1 category when traveling with Employee and/or Employee’s spouse or domestic partner; when not traveling with Employee and/or Employee’s spouse or domestic partner, eligible dependents shall be entitled to travel benefits on Company transpacific flights (but not charter flights) at the S1A/F3 category and interisland flights at the S1A/F3 category. Employee and Employee’s spouse or domestic partner and eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.  Upon Employee’s employment termination after the Term (other than for Cause, as defined herein, or pursuant to Employee’s death), or upon Employee’s prior employment termination triggering severance benefits under Section 8 hereof, and subject to Employee’s signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement (a “Release”), the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following Employee’s termination date, Employee and Employee’s spouse or domestic partner and eligible dependents shall receive, commencing on the Termination Date, for the duration of Employee’s life the Company travel benefits described above (but not the other travel benefits on other airlines) up to a maximum imputed taxable income, in the aggregate, of $25,000 per calendar year.  The travel benefits provided pursuant to the preceding sentences of this Section 4(c) shall be provided on a basis that is no less beneficial than travel benefits provided as of the Renewal Effective Date, and no less beneficial when compared to the travel benefits enjoyed by any other employee of the Company or by any member of the Board of Directors, whichever is better (subject to the $25,000 annual limitation and the exclusion of travel benefits on other airlines for the post-termination Company travel benefits).  Such lifetime travel benefits shall cease to be provided in the event Employee breaches his obligations under Sections 6 or 10 of this Agreement.

d)                                     Executive Long-Term Disability Insurance Plan.  Employee will be included in the Company’s Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company’s expense.

e)                                      Business Expenses.  The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of the Company.

f)                                        Life Insurance.  The Company shall pay the premium for term life insurance coverage of $300,000.

g)                                     Annual Physical.  The Company shall reimburse Employee (or pay directly) for the reasonable costs of an annual executive full physical examination.

5.                                       Relocation.  If Employee completes his service under this Agreement through November 7, 2013 or if Employee’s employment is terminated prior to November 7, 2013 (i) by act of the Company other than for Cause (as defined herein) or (ii) by the Employee for Good Reason (as defined herein), then, subject to Employee signing and not revoking a Release, the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following Employee’s termination date, the Company will reimburse the Employee for eligible costs related with relocation from Hawaii (including eligible costs incurred on or after such employment termination but prior to the effectiveness of the Release), which will include but not be limited to the following items: i) the reasonable out-of-pocket costs of moving his household goods and belongings from Hawaii, including packing, unpacking, shipping and insurance, (ii) the shipment of one automobile, and (iii) travel costs for Employee and his domestic partner directly related to Employee’s relocation from Hawaii (collectively referred to as the “Termination Expenses”). The Termination Expenses will be reimbursed up to a maximum of $50,000.00.  Notwithstanding the foregoing in order to receive reimbursement of the Termination Expenses under this Section 5, such Termination Expense must be incurred on or before the end of the second calendar year following the calendar year in which Employee’s termination of employment occurs and reimbursement of such Termination Expense shall be made as soon as administratively feasible following submission of such expense but shall in any event be made on or before the end of the third calendar year following the calendar year in which Employee’s termination of employment occurs.

6.                                       Confidential Information.  Employee recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder.  Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such confidential information as is reasonably appropriate in the course of the performance of his duties hereunder.  Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists.  Confidential information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

7.                                      Termination of Employee’s Employment.

a)                                      Death; Disability.  If the Employee dies while employed by the Company, his employment shall immediately terminate.  If, as a result of Employee’s mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period (“Disability”), Employee’s employment may be terminated by the Company for Disability.  In the event of Disability or death, the Employee or Employee’s beneficiaries, as the case may be, shall continue to be paid the Base Salary through the Termination Date and a performance/incentive bonus, pro-rated to reflect the date of death or Disability, and subject to attaining the requisite performance milestones and payable at the same time as other participants, as determined in accordance with Section 3(b).  In the case of death, the Employee’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

b)                                     Termination by the Company for Cause.  The Company may terminate Employee’s employment under this Agreement for “Cause” (as defined herein) at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

(i)             The material breach by Employee of his obligations hereunder, after Employee has been given written notice specifying the breach and has been provided a thirty day opportunity to cure.  This includes, without limitation, willful neglect of Employee’s duties or Employee’s willful failure (other than any such failure resulting from the termination of the Employee’s employment pursuant to his death, Disability, retirement or Good Reason, as provided elsewhere in this Agreement) to implement or adhere to policies established by, or directives of, the Company’s Board of Directors.

(ii)          Employee is convicted of, or pleads guilty or no contest to a felony, or written evidence is presented to the Board that Employee engaged in a crime that may have an adverse impact on the Company’s reputation and standing in the community.

(iii)       Employee commits fraud in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

In the event of termination for Cause, the Company shall pay the Employee any portion of the Employee’s Base Salary accrued, but not paid, prior to the Termination Date.  In the event of termination for Cause, the Company’s obligation to pay Employee’s Base Salary for any periods after the Termination Date shall cease as of the Termination Date, all of Employee’s equity compensation awards shall immediately cease vesting, and all of Employee’s benefits shall cease, except as otherwise required by law; provided that Employee shall retain his vested equity compensation awards and other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and this Agreement.  If Employee’s employment is terminated for Cause, Employee’s employment may be terminated on written notice, effective immediately, unless otherwise expressly provided for in this Agreement.

c)                                      Termination by the Company without Cause.  The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without Cause.  In the event the Company shall so elect to terminate this Agreement, the Employee shall be eligible to receive compensation pursuant to the provisions of Section 8 hereof.

d)                                     Termination by the Employee for Good Reason.  The Employee shall have the right to terminate this Agreement for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Employee’s prior written consent, of any one or more of the following events:

(i)             The assignment to the Employee of any duties that are materially inconsistent with Employee’s duties as Chief Executive Officer, or that reflect a material reduction of his powers and responsibilities;

(ii)          Employee’s ceasing to report solely to the Board of Directors;

(iii)       A negative change to Employee’s title;

(iv)      The Company’s material breach of any of the provisions of this Agreement, or a material adverse change in the conditions of Employee’s employment (e.g., including, without limitation, a failure by the Company to provide the Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type of programs as are provided to other Company executive officers, etc.);

(v)         The relocation of the Company’s principal executive offices to a location outside of the Honolulu area or the Company’s requiring the Employee to be based anywhere other than the Company’s principal executive offices, except for travel on Company business to an extent substantially consistent with the Employee’s position and responsibilities;

(vi)      Following a change in control (as defined in Section 11), Employee not remaining as the chief executive officer of a successor publicly-traded Company; or

(vii)   A failure by the Company to maintain Directors’ and Officers’ insurance as set forth in Section 20.

The Employee agrees to provide the Company thirty (30) days’ prior written notice of any termination for Good Reason within ninety (90) days’ of Employee becoming aware of the occurrence of any of the foregoing (except in the case of a termination pursuant to subparagraph (vi) hereof), during which 30-day period the Company shall have the right to cure the circumstances giving rise to the Good Reason stated in such notice.  In the event of termination for Good Reason, the Employee shall be eligible to receive compensation pursuant to the provisions of Section 8 hereof.

e)                                      Termination by the Employee Without Good Reason.  The Employee shall have the right to terminate this Agreement without Good Reason.  In the event of a resignation by Employee without Good Reason, the Company shall pay the Employee any portion of the Employee’s Base Salary accrued, but not paid, prior to the Termination Date, all of Employee’s equity compensation awards shall immediately cease vesting, and all of Employee’s benefits shall cease, except as otherwise required by law or as otherwise provided herein; provided that Employee shall retain his vested equity compensation awards and other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and this Agreement.

8.                                       Compensation Upon Termination by the Company Other than for Cause or By the Employee for Good Reason.  If the Employee’s employment shall be terminated (i) by act of the Company other than for Cause during the Term, or (ii) by the Employee for Good Reason during the Term, then subject to Employee signing and not revoking a Release, the lapse of any statutory period for revoking the Release, and such Release becoming effective in accordance with its terms within twenty-nine (29) days following Employee’s Termination Date, the Company shall provide severance pay and benefits as follows:

a)                                      Payment of Unpaid Base Salary and Performance/Incentive Bonus.  The Company shall immediately pay the Employee any portion of the Employee’s Base Salary accrued, but not paid, prior to the Termination Date and a performance/incentive bonus for such year, subject to attaining the requisite performance milestones and payable at the same time as other participants, as determined in accordance with Section 3(b), with a rating of 1.0 for all objectives that are not intended to constitute performance-based compensation under Code Section 162(m), and a rating determined by the Compensation Committee consistent with its determination for other executives for all objectives that are intended to constitute performance-based compensation under Code Section 162(m).

b)                                     Lump Sum Payment.  Employee shall receive, on the twenty-ninth (29th) day following the Termination Date, or such later time as is required pursuant to Section 22 hereof, a lump sum cash severance payment in an amount equal to 3 times the amount of Employee’s total Base Salary and average annual bonus payment received during the 36 month period immediately prior to such termination, up to a maximum severance payment of $3,000,000 (the “Cash Severance Amount”).

c)                                      Continuation of Medical and Other Benefits.  Throughout the Term of this Agreement from and after the Termination Date, the Company shall continue to provide Employee with (i) life insurance coverage, disability benefits and medical benefits as if Employee’s employment under the Agreement had not been terminated; provided that coverage (as distinct from benefits due to a disability incurred prior to the Termination Date) under the Company’s long term disability insurance will not be included as part of benefits provided after termination of employment, because the carrier limits provision of such to active employees and (ii) Travel Benefits set forth in Section 4(c), as if Employee’s employment under the Agreement had not been terminated; provided, however, that if providing such coverage under (i) above would otherwise potentially give rise to a discriminatory payment under Code Section 105(h), then Employee shall receive imputed income with respect to the relevant insurance coverage premiums.  The Company will seek in good faith to provide such coverage under an insured plan in order to avoid imputed income to Employee if such coverage is available on commercially reasonable terms.  With respect to any medical reimbursements made to Employee under this Section, such reimbursement will be paid to Employee as soon administratively feasible following submission of such claim but shall in any event be made on or before the end of the calendar year following the calendar year in which Employee’s such claim is incurred.  If required by law or otherwise allowed by the relevant carrier, Employee will be afforded the opportunity to continue such benefits at Employee’s own cost after the benefits provided under this Section 8(c) have expired.

d)                                     Type A and Type B Restricted Stock Vesting Acceleration.  Any Type A or Type B Restricted Stock as to which the performance metrics have been met (or are deemed met pursuant to Sections 4(e)(ii) or 4(e)(iv) hereof), shall be vested 100% and shall be paid out on the twenty-ninth (29th) day following the Termination Date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A pursuant to Section 22 hereof.

e)                                      No Mitigation Required; No Other Entitlement to Benefits Under Agreement.  The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Employee as the result of employment with another employer after the Termination Date, or otherwise.  Except as set forth in this Section 8, following a termination governed by this Section 8, the Employee shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Employee’s employment under this Section 8 or as otherwise provided for in this Agreement.

f)                                        Release of Claims.  Receipt of the severance payments and benefits specified in this Section 8 shall be contingent on Employee’s execution of a Release, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within twenty-nine (29) days following the termination date.  Any severance payment to which Employee otherwise would have been entitled during such twenty-nine (29) day period shall be paid by the Company in full arrears on the twenty-ninth (29th) day following Employee’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A, together, with respect to any cash severance payments, with interest at the same rate as provided in Section 22(b).

9.                                       Code Section 280G .

a)                                      Treatment Within One Year Following the Renewal Effective Date.  In the event that any payment or distribution (including benefits and acceleration of vesting of equity compensation) which is made by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) within one year following the Renewal Effective Date would be subject to any excise tax, or any interest or penalties are incurred by Employee with respect to any such excise tax pursuant to Sections 280G or 4999 of the Code, or any successor or like provision (or for the payment of any tax pursuant to any applicable, like state tax provision) (the “Excise Tax”), the Company shall make a payment (the “Special Reimbursement”) to or for the benefit of Employee in an amount such that, after payment by Employee of all federal, state and local taxes, including, without limitation, any tax under Sections 280G or 4999 (and any interest and penalties imposed with respect thereto) imposed on the Special Reimbursement, Employee retains an amount of the Special Reimbursement sufficient to pay the Excise Tax.  The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or Employee and reviewed for accuracy by the Company’s tax professionals and paid by or on behalf of Employee; provided however that the Special Reimbursement shall in no event be paid later than the date which is two (2) weeks after the date upon which Employee pays such portion of the Excise Tax on which such Special Reimbursement is payable under this Section.

b)                                     Best Results Treatment At Least One Year the Renewal Effective Date.  If any payment or benefit Employee would receive pursuant to this Agreement or otherwise on or after the date that is one year following the Renewal Effective Date, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the Excise Tax, then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.

c)                                      280G Calculations.  The Company shall appoint a nationally recognized accounting firm to make the determinations required under this Section 9 and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

10.                                 Noncompetition, Etc. Provisions.

a)                                      Noncompetition.  During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity for which, at such time or for the twelve (12) month period thereafter in excess of fifteen percent (15%) of its business is primarily directed at competition with the Company either within Hawaii or on routes to and from Hawaii serviced by the Company, provided, however, for sake of clarity, Employee shall not violate this provision if he is employed with overall responsibility for a business area (such as marketing) which includes oversight and responsibility for routes within Hawaii or on routes to and from Hawaii serviced by the Company.  Employee acknowledges and agrees that any intentional and material breach of this non-competition provision shall entitle Employer to immediately terminate payments pursuant to Section 8 of this Agreement and lifetime travel benefits provided in Section 4(c) of this Agreement.  If the Company ceases operations on a permanent basis or if the Company ceases to make payments to Employee pursuant to Section 8 hereof, the restrictions of this section shall immediately terminate.

b)                                     Nondisparagement.  During the Term of this Agreement and for a period of twenty-four (24) months commencing on the Termination Date, each party agrees that it/he shall not make any statements that disparage or tend to disparage the other party, including, in the case of the Company, its products, services, officers, employees, advisers or other business contacts.  Employee acknowledges and agrees that any intentional and material breach of this nondisparagement provision shall entitle the Company to immediately terminate payments pursuant to Section 8 of this Agreement and lifetime travel benefits provided in Section 4(c) of this Agreement, and if such disparagement is material and results in damage to the Company, the Company may also seek repayment of amounts previously paid to Employee pursuant to Section 8.

c)                                      Right to Company Materials.  Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to Employee, shall be and shall remain the property of the Company.  Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

d)                                     Antisolicitation.  Employee promises and agrees that during the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company, or any subsidiary or affiliate of the Company.

e)                                      Soliciting Employees.  During the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, Employee promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity in which Employee has any relationship.

11.                                 Merger or Other Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean, with respect to the Company (the definition of which, for sake of clarity, means either or both of HA or HH), any of the following: (a) any person or persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, beneficially own more than 40% of the total voting power of the stock of the Company entitled to vote for the board of directors of the Company (the “Voting Stock”) or economic interests in the Company, (b) the sale, transfer, assignment or other disposition (including by merger or consolidation) by the shareholders of HH, in one transaction or a series of related transactions, with the result that the beneficial owners of the Voting Stock of or economic interests in HH immediately prior to the transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 40% of the voting power of all classes of Voting Stock of HH or any successor entity of HH or economic interests in HH representing more than 40% of the economic interests in HH or any Company or any successor entity of HH; (c) the sale or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) the dissolution or liquidation of the Company, or (e) a change in the composition of the Board, as a result of which, fewer than one-half of the incumbent directors (without including directors who are appointed as part of the union contract) are directors who either (i) had been directors, other than directors who are appointed as part of the union contract, of the Company on the Renewal Effective Date (the “Original Directors”); or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination or directors whose election or nomination was previously so approved.

12.                                 Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile (with confirmation of transmission), first class mail, certified or registered with return receipt requested, or national, reputable overnight courier and shall be deemed to have been duly given three (3) days after mailing or on the next business day following delivery by overnight courier or transmission of a facsimile to the respective persons named below:

If to HA:	Hawaiian Airlines, Inc.
c/o Ranch Capital, LLC
12730 High Bluff Drive, Suite 180
San Diego, California 92130
Attn: Chairman of the Board of Directors

with a copy to	Hawaiian Airlines, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
Attn: General Counsel

If to HH:	Hawaiian Holdings, Inc.
c/o Ranch Capital, LLC
12730 High Bluff Drive, Suite 180
San Diego, California 92130
Attn: Chairman of the Board of Directors

with a copy to	Hawaiian Holdings, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
Attn: General Counsel

If to the Company, then to either HA or HH, as set forth above.

If to Employee:	Mark B. Dunkerley
at the last residential address known to the Company

with a copy to	Munger, Tolles & Olson
355 S. Grand Ave. 3500
Los Angeles, California 90071
Attn: Sandra Seville-Jones
Tel: (213) 683-9126
Fax: (213) 683-5126

Either party may change such party’s address for notices by written notice duly given pursuant hereto.

13.                                 Arbitration Clause/Attorneys Fees.  Any controversy or claim arising out of or relating to this Agreement shall be settled by expedited arbitration administered by the DRS, Inc. in Honolulu, Hawaii, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties’ rights and obligations hereunder, the Company and Employee shall each bear its/his respective attorneys’ fees and costs associated with such dispute.  The Company shall reimburse Employee (or directly pay) for all reasonable attorneys’ fees and expenses incurred in connection with entering into and/or negotiating this Agreement, up to a maximum of $50,000.  Any such reimbursement or direct payment payable under this Section 13 shall be made as soon as practicable after submission of such fee or expense by Employee for payment; provided however, that in no event shall reimbursement or direct payment be made later than the end of the year following the year in which Employee pays such fee or expense.

14.                                 Termination of Prior Agreements; Acknowledgement.  Except as specifically provided in Section 3(c), this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Renewal Effective Date, including the Prior Agreement.  Employee acknowledges and agrees that the Company has offered him an employment agreement on terms comparable in all material respects to the Prior Agreement, such that subsection (iii) of the first paragraph of Section 7 of the Prior Agreement shall not be triggered.

15.                                 Assignment; Successors.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16.                                 Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii applied without regard to the choice of law principles thereof.

17.                                 Entire Agreement; Headings.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

18.                                 Waiver; Modification.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by the party against whom such modification is charged.

19.                                 Severability.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

20.                                 Indemnification.  The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 145 of the Delaware General Corporation Law and the Restated Articles of Incorporation and Amended Bylaws of Hawaiian Airlines, Inc. and of Hawaiian Holdings, Inc. respectively.  The Company will maintain an Errors and Omissions insurance policy during the term of this Agreement, which policy shall name the Employee as an insured.

21.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.                                 Section 409A.

a)                                      General.  This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Employee.  All payments or distributions under this Agreement shall be made on the date or during the period specified herein for such payments, subject to Section 22(b) herein.  To the extent no date or period is specified, a payment or distribution shall be made on or before the later of (i) the fifteenth day of the third month following the end of Employee’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture (the “409A Limit”), except as provided in Section 22(b) herein.

b)                                     Specified Employee Delay.  Each of the payments under this Agreement shall be considered a separate payment for the purposes of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which the payment or benefits under this Agreement would otherwise commence and (b) any payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A, if the payment or benefit would commence within six months of a termination of Employee’s employment with the Company (the “Deferred Compensation Separation Benefits”), then all such payments or benefits that would otherwise be paid during the first six months after Employee’s separation from service within the meaning of Section 409A shall be accumulated and shall be paid (together with, in the case of any cash payment, interest credited at the Applicable Federal Rate in effect as of the date of Employee’s separation from service) on the earlier of (1) the first day which is at least six (6) months after Employee’s separation from service within the meaning of Section 409A or (2) the date of Employee’s death (as applicable, the “Specified Employee Payment Date”).

c)                                      Separation from Service.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Employee has a “separation from service” within the meaning of Section 409A.  Notwithstanding anything herein to the contrary, if Employee dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death, but not later than ninety (90) days after the date of Employee’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

23.                                 Withholding.  The Company shall have the right to deduct and withhold from all amounts payable or benefits provided to Employee (whether pursuant to this Agreement or otherwise) all federal, state and local income and employment taxes the Company believes is required to be so deducted and withheld.  In the event any compensation is paid or benefits are provided other than in cash, Employee shall make arrangements satisfactory to the Company for the payment to the Company of such income and employment taxes.

24.                                 Indemnity.  From and after the Renewal Effective Date, the Company will indemnify, defend, protect and hold Employee (and his heirs and executors) harmless, from and against any and all costs, losses, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (including reasonable attorneys’ fees) arising out of, relating to or resulting in any way from any breach of any representation or warranty of the Company in this Agreement; provided, however, that this Section 24 shall not apply to any taxes incurred by Employee due to such breach or payments hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representatives, and the Employee has hereunto signed this Agreement, on the dates set forth below.

EMPLOYEE	HAWAIIAN HOLDINGS, INC.

By:	By:

Date:	Name:

Title:

Date:

HAWAIIAN AIRLINES, INC.

By:

Name:

Title:

Date:

EXHIBIT A

HAWAIIAN AIRLINES, INC./HAWAIIAN

HOLDINGS, INC./MARK B. DUNKERLEY

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made between and among Hawaiian Airlines, Inc., Hawaiian Holdings, Inc. (the “Company”), and Mark B. Dunkerley (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the offer letter agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.                                       Termination.  Employee’s employment from the Company terminated on                                  (the “Termination Date”).

2.                                       Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee prior to the date on which Employee executed this Agreement.

3.                                       Release.

(a)                                  Employee irrevocably and unconditionally releases Employer, its parent corporation, successors, heirs, assigns, directors, shareholders, trustees, officers, employees, servants, agents (and former directors, shareholders, trustees, officers, employees, servants, and agents), attorneys, executors, administrators, insurers, subsidiaries and affiliated companies from any and all claims, charges, complaints, grievances, contracts, liabilities, obligations, demands, promises, reimbursements, causes of action, costs, debts, expenses, damages (including, but not limited to actual damages, compensatory damages, special damages, liquidated damages, and punitive damages) of any kind directly or indirectly, known or unknown, suspected or unsuspected, arising out of or related to (i) the employment of Employee by Employer, (ii) the termination of Employee’s employment or the circumstances leading up to Employee’s termination of employment, and (iii) any other act or occurrence pre-dating Employee’s execution of this Agreement.

(b)                                 Employee acknowledges and agrees that Employee has read this Agreement.  Employee also acknowledges and agrees that Employee understands the terms of this Agreement.  Employee further acknowledges and agrees that Employee is entering into this Agreement deliberately, knowingly, and voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences relating to the extinguishment of all obligations.  Employee also acknowledges and agrees that Employer has advised Employee to seek the advice of Employee’s own attorney prior to executing this Agreement regarding the terms and conditions of this Agreement.

(c)                                  Employee understands that this Agreement releases Employer from all liability, past or present, arising out of or related to Employee’s employment, termination of employment and the circumstances leading up to Employee’s termination of employment, and any other act or occurrence pre-dating Employee’s execution of this Agreement, including, but not limited to, any rights or claims pursuant to (i) the Age Discrimination Act of 1967 (“ADEA”) (29 U.S.C. § 626, et seq.), and any amendments thereto; (ii) the Civil Rights Act of 1964 (“Title VII”) (42 U.S.C. § 2000e, et seq.), and any amendments thereto; (iii) the Civil Rights Statutes (42 U.S.C. §§ 1981, 1981a, and 1988), and any amendments thereto; (iv) the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. § 12101, et seq.), and any amendments thereto; (v) the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. §1001 et seq.), and any amendments thereto; (vi) Hawaii’s Employment Practices Act (Haw. Rev. Stat. ch. 378), and any amendments thereto; (vii) all applicable state and federal wage and hour laws, and any amendments thereto; (viii) all claims based on common law sounding in tort, contract, implied contract, negligence and/or gross negligence, including, but not limited to promissory estoppel, quantum meruit, libel/slander, defamation, misrepresentation, emotional distress (negligent or intentional) fraud or deceit, unpaid wages, equitable claims, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge and/or termination, and violation of public policy; and (ix) any claim for attorneys’ fees or costs.

Employee understands that nothing contained in this Agreement shall prohibit Employee from (i) bringing any action to enforce the terms of this Agreement or severance and other benefits due pursuant to the Employment Agreement or to enforce his other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans and the Employment Agreement; (ii) filing a timely charge or complaint with the Hawaii Civil Rights Commission (“HCRC”) or the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of the Agreement; or (iii) filing a timely charge or complaint with the HCRC or the EEOC or participating in any investigation or proceeding conducted by the HCRC or the EEOC regarding any claim of employment discrimination.  This release does not extend to any severance or other obligations due Employee under the Employment Agreement or to Employee’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans and the Employment Agreement.  Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

(d)                                 Employee acknowledges and understands that there is a risk that subsequent to the execution of this Agreement, Employee may incur or suffer loss, damages, or injuries that are in some way related to or arising out of Employee’s employment with Employer or the termination thereof, but that are unknown and unanticipated at the time this Agreement is signed.  Accordingly, Employee hereby assumes these risks and that this Agreement shall apply to all such unknown or unanticipated claims.

(e)                                  Employee acknowledges and understands that Employee is not waiving any future rights or claims that might arise after the date this Agreement is signed by Employee.

(f)                                    Employee acknowledges and understands that Employer does not make nor has made any representations to force or induce Employee to sign this Agreement other than what is specifically provided for in this Agreement.  Furthermore, Employee acknowledges and understands that Employee is under no obligation to sign this Agreement.

4.                                       Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

5.                                       No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

6.                                       No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

7.                                       Arbitration.  The parties hereto agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

8.                                       Effective Date.  This Agreement is effective eight (8) days after it has been signed by all parties hereto.

9.                                       Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.  The parties hereto acknowledge that:

(a)                                  They have read this Agreement;

(b)                                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 They are fully aware of the legal and binding effect of this Agreement.

10.                                 Confidential Information and Trade Secrets.  Employee agrees that, during Employee’s employment by Employer, Employee received and was privy to confidential information and trade secrets.  Employee agrees that Employee shall hold in confidence and not disclose to any unauthorized person any knowledge or information of a confidential nature and any trade secret with respect to the business of Employer acquired and possessed by Employee and shall not disclose, publish, or make use of the same without the prior express written consent of Employer.

11.                                 Assignment.  This Agreement is personal as to Employee and shall not be assignable by Employee.

12.                                 Modification.  This Agreement may not be changed, altered, modified, or amended orally, but only by an instrument in writing signed by the party against whom enforcement of any change, alteration, modification, or amendment is sought.

13.                                 No Bar or Waiver.  No delay or omission on the part of Employer or Employee in exercising any right under this Agreement shall operate as a waiver of such right or of any other right either may have.  A waiver on one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

14.                                 Headings.  Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and form no part of this Agreement or affect the interpretation thereof.

15.                                 Notices.  All notices, requests, demand, and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid.

16.                                 Entire Agreement.  This Agreement, the severance and post-termination obligation provisions of the Employment Agreement (e.g., Sections 7, 8 and 9 provisions), and Employee’s equity compensation agreements and other benefit plans contain the entire understanding of Employee and Employer, and fully supersede any and all prior agreements or understandings pertaining to the subject matter of this Agreement.  Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either expressed or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledges that it has not executed this Agreement in reliance upon any such promises, representations or warranties not specifically contained in this Agreement.

17.                                 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of Employer.

18.                                 Applicable Law.  This Agreement is being delivered in and shall be construed and enforceable in accordance with the laws of the State of Hawaii.

19.                                 Miscellaneous.  If any term, covenant, or agreement in this Agreement or any application thereof shall be held to be invalid or unenforceable, the remainder of this Agreement and any other application of such term, covenant, or agreement shall not be affected thereby.  No party shall be deemed to be the drafter of this Agreement and this Agreement shall not be construed for or against any of the parties.

IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EMPLOYEE	HAWAIIAN HOLDINGS, INC.

By:	By:

Date:	Name:

Title:

Date:

HAWAIIAN AIRLINES, INC.

By:

Name:

Title:

Date: